UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

October 29, 2014

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant's telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On November 4, 2014, Jamba, Inc. (the “Company”) issued a press release announcing its financial results for the third quarter ended September 30, 2014. A copy of the Company’s press release is attached hereto as Exhibit 99.1.

Item 2.05 Costs Associated With Exit or Disposal Activities.

On October 29, 2014, the Company’s board of directors approved a plan to refranchise approximately 114 company-owned stores, targeted for completion during the first half of 2015.

At this time, the Company is unable to determine whether any charges will be incurred at all, or in good faith make a determination of an estimate or range of estimates required by paragraphs (b), (c) and (d) of Item 2.05 of Form 8-K with respect to any charges that may be incurred. As permitted by Item 2.05 of Form 8-K, the Company will file an amendment to this Report under Item 2.05 within four business days after the Company’s determination of such estimate, or range of estimates, with respect to any material changes that may be incurred. A copy of the Company’s press release is attached hereto as Exhibit 99.2.

Item 8.01 Other Events.

On October 29, 2014, the Company’s board of directors authorized the repurchase of up to $25 million of the Company’s common stock. Any such repurchases may be made through open market purchases, block trades, privately negotiated transactions and/or derivative transactions, and are subject to market conditions and the Company’s ongoing determination that it is the best use of available cash. A copy of the Company’s press release announcing the repurchase program is attached hereto as Exhibit 99.3.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1 99.2 99.3

Press release dated November 4, 2014, regarding the financial results for the third quarter ended September 30, 2014.

Press release dated November 4, 2014, regarding the Company’s plan to refranchise approximately 114 company-owned stores.

Press release dated November 4, 2014, regarding the Company’s plan to repurchase up to $25,000,000 of its common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: November 4, 2014	By:	/s/ Karen L. Luey
Karen L. Luey Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary